Exhibit 99.3

Remarks by André Calantzopoulos and Hermann Waldemer, who will become Chief Operating Officer and Chief Financial Officer of PMI, respectively, following the spin-off of Philip Morris International Inc.

PMI – Presentation to the Investment Community

March 11, 2008

[Remarks by Mr. Camilleri]

1) André Calantzopoulos, Hermann Waldemer and I are delighted to be here on the eve of PMI becoming an independent public company. We, together with our 75,000 employees, are genuinely excited by our future growth prospects and determined to fulfill our promise and to further build upon our former parent’s exceptional shareholder return legacy.

2) Our review of PMI will be split into three parts.

I will first introduce you to PMI’s Board of Directors and senior leadership team and share with you our ambitions and aspirations for PMI and our longer term growth targets.

3) André will review how we intend to leverage PMI’s unparalleled strengths and resources, and focus on the operational strategies that we will pursue to deliver these targets.

4) Hermann will conclude by reviewing our productivity initiatives, and our plans to exploit the strength of our balance sheet and our growing cash flow to enhance shareholder returns.

5) One of Altria’s historical hallmarks has always been the quality and shareholder value focus of its Board of Directors and its senior leadership team. PMI will undoubtedly share this characteristic going forward.

6) As Altria announced in January, PMI’s Board of Directors will include five former independent Altria Board members, who have served the company for an average of 13 years each and who are therefore intimately familiar with the intricacies of PMI’s business and prospects.

7) Three new members will join them on the Board. They are Graham Mackay, Chief Executive Officer of SABMiller, Sergio Marchionne, Chief Executive Officer of the Fiat Group, and Carlos

Slim Helú, who had served on the Altria Board for approximately ten years, from 1997 to 2006.

Together they represent a formidable Board with vast complementary skills and expertise to guide us in the years ahead.

8) Our senior management team is shown on this slide. Some are unknown to you, but I am sure that as the months and years unfold you will get to meet most, if not all, of them. They collectively hail from 11 different countries, have had an average tenure with the Altria group of companies of 20 years, and all share a common passion for this wonderful company. Indeed, I could not hope to assemble a more talented, committed, growth-oriented and appropriately ambitious leadership team.

You should also know that we are blessed with a depth of management talent that goes way beyond these 15 individuals. While they today represent the icing on the cake, rest assured that there is an entire new generation of highly talented, young leaders who will propel PMI to ever greater heights in the years and decades to come.

9) PMI will shortly open a new chapter in its history which, as you all know, has been marked by an enviable track record of success.

Over the last twenty years, PMI’s shipment volume has grown at a compound annual rate of 4.8%, while underlying operating companies income has surged at a compound annual rate of 13.1%.

10) Our more recent history parallels this strong performance. Over the 2003 to 2007 period, cigarette shipment volume has grown at a compound annual rate of 3.7% and revenues, net of excise taxes, at a rate of 9.3%. Reported operating income has increased at an annual rate of 9.5%, while reported net earnings have increased by $2 billion or 50% over this four-year period, reflecting a compound annual growth rate of close to 11%.

11) The drivers of this strong income performance have been pricing, currency and acquisitions, partially offset by adverse volume/mix of some $900 million, and higher expenditures behind sales, marketing, R&D and administration of $800 million. The adverse mix component of our earnings variance predominantly reflects a shift in geographic mix, as more of our growth has been generated by markets that yield lower, but nevertheless attractive, margins.

12) A frequent and legitimate complaint that we often hear from investors and that we wholeheartedly share, is that our organic volume/mix performance has lagged expectations. Another concern, often quoted in the same breath, is that PMI’s presence and performance in emerging markets is insufficiently significant.

Let me address both issues.

It is an undeniable fact that our volume performance in several developed markets has suffered from a combination of adverse fiscal, regulatory and competitive developments that have simultaneously affected total cigarette consumption levels and put the premium segment we lead under pressure. Despite these headwinds, our performance in the 29 member countries of the OECD, excluding the United States, has been resilient. While our cigarette shipment volume has declined by 8% since 2003, OCI has increased by 29%, highlighting our ability to grow profitability in declining markets.

13) In non-OECD markets, a mixture of organic growth and acquisitions has enabled us to achieve a 48% increase in cigarette shipment volume over the same period and we have more than doubled our OCI.

14) Our share performance has been solid even in mature markets. Our share of OECD markets, excluding the USA, has grown by 1.2 share points to reach a level of 33.5%, while our share of non-OECD markets has increased by 5.3 share points to a total share of 20%.

15) As a result, we have achieved a very good geographic balance with slightly more than half our volume being generated outside the generally more mature OECD markets. These of course remain highly and increasingly profitable and the split in profitability is about two thirds OECD and one third non-OECD.

16) Could we have done better? Possibly. Can we going forward? Certainly, as André will shortly demonstrate to you.

Many of the issues that converged in several important markets to dampen our overall pace of growth are largely behind us and, importantly, we see nothing today on the horizon that we believe will have a dislocating impact of the magnitude we have had to swallow in the recent past.

This is a realistic expectation. The operating environment has improved significantly with governments more frequently adopting less discriminatory and fairer excise tax structures. In addition, we believe the competitive brand repositioning to lower price segments that we have witnessed is largely complete, partially resulting from a further wave of industry consolidation.

17) This less turbulent industry framework is also evidenced by our strong 2007 earnings performance and improving quarter to quarter operating momentum.

18) This brings me to our aspirations and ambitions for the future.

Quite simply, we aspire to deliver top-tier performance, not only within the tobacco industry, but within the broader, global consumer packaged goods industry. We believe that we can deliver strong, predictable and consistent growth benefiting, in part, from the attractive characteristics of our industry, which include solid pricing power, a cost base that is not prone to volatility in commodity costs, attractive margins and an inherent ability to generate strong cash flows. This will enable us to return significant amounts of cash through dividends and share repurchases to reward shareholders.

19) As announced in January, we project 2008 diluted earnings per share to grow by approximately 12% to 14% at the then prevailing exchange rates from a 2007 pro-forma adjusted base of $2.78.

20) Longer term, we target net revenue growth, net of excise taxes, of 4 to 6% a year on average with organic cigarette shipment volume increasing 1 to 2% a year; operating income growth of 6 to 8% a year on average; and EPS growth in the range of 10 to 12% a year on average.

I trust—that at the conclusion of our presentation—you will share our belief that these targets, while appropriately ambitious, can be delivered in a predictable and consistent manner.

21) I know full well that setting such growth targets is one thing, delivering them is another. André and Hermann will now describe how we intend to do so and why we are confident in our ability to deliver.

Ultimately, our success depends on our people and our brands. I am convinced that we have the focus, discipline, passion, creativity and determination within our organization, as well as the financial wherewithal, to grow our unparalleled brand portfolio in the years ahead.

22) André …

[Remarks by Mr. Calantzopoulos]

Thank you Louis.

23) Let me begin by summarizing the distinct attributes that I believe PMI offers investors. These include:

•	Global leadership, coupled with the best geographical balance in the cigarette industry.

•	The most powerful brand portfolio, led by the only true global cigarette brand, Marlboro.

•	Strong income growth prospects through pricing, increased market penetration, business development and cost reductions.

•	A proven track record in generating attractive operating cash flows.

•	A world class Research and Development team, facilities and programs.

•	The financial strength to return significant amounts of cash to shareholders through dividends and share repurchase programs.

•	And an experienced management team supported by a great depth of talent within the organization.

24) Over the last two years, we have taken a number of organizational and portfolio actions to enhance our growth.

We have implemented a consumer insights-driven innovation process, aimed at anticipating consumer expectations and regulatory trends and improving the flow of innovative products and marketing initiatives that we can deploy rapidly to many markets.

25) We have shifted decision power and appropriate resources to our markets and focused them on consumers, customers and regulators.

26) We have simplified and centralized key internal processes and continued to optimize our supply chain as Hermann will cover later.

27) We have redefined the architecture of our key brands and their role in the PMI portfolio and, as appropriate, modified packaging, product and positioning. All these improvements are being deployed or are ready to be deployed.

28) We have adapted the structure and mission of our field forces to the new brand requirements and drastically reduced back office activities.

29) We have redeployed resources to direct consumer work, whilst undertaking trade related activities that reinforce our position as category leader.

30) Our scale, distribution footprint and superior field forces give us a unique ability to bring products to consumers fast, and at the highest levels of Point of Sale visibility and availability.

31) Finally, we have re-allocated our resources and adapted our organizational structure in order to ensure that we are fully ready to operate as an independent company.

32) These important organizational improvements have been implemented with impressive enthusiasm, speed and discipline by our people. They have already yielded significant results in terms of creativity, anticipation, speed, marketing mix effectiveness and productivity to sustain and further widen our leadership position.

33) This chart shows for 2006, the last year for which comparable data is at present fully available, that PMI is significantly larger in volume terms than not only BAT but also the now expanded Japan Tobacco and Imperial. Our volume was 20% higher than that of BAT and nearly three times that of Imperial and Altadis combined.

PMI’s lead is even more apparent in terms of profitability with net earnings in 2006 equivalent to the combined net earnings of BAT and Japan Tobacco, including Gallaher.

We anticipate that this very positive picture will be maintained once final 2007 numbers are available for all companies.

34) Our geographic balance and our global reach have enabled us to develop strong market share positions in each of our four regional segments. PMI is the clear leader in the European Union, well ahead of the expanded Imperial.

In Eastern Europe, the Middle East and Africa, or “EEMA”, we estimate that we are level with the expanded Japan Tobacco and are ahead of BAT in spite of our limited presence in sub-Saharan Africa.

In Asia, excluding China, we believe we became the industry leader in 2007 following our acquisition of Lakson Tobacco.

Finally, in Latin America, we are a strong number two. These regional shares not only outline our strengths, but also underscore the ample room for further growth.

35) In the top thirty markets by volume outside the USA, PMI has achieved market leadership in 11 and is number two in a further 8. We have highlighted in red the markets on this list which are not OECD members.

36) We are not only the leader in terms of key markets, but also the indisputable worldwide leader in brands. Marlboro, with a 2007 volume of 311 billion units, is larger than the next three best selling international brands combined and larger than the seven that follow them. Another comparison is that Marlboro significantly outsells the total combined volume of all of BAT’s Global Drive Brands. And if we were to single out Marlboro Gold, it would be the second largest brand after Marlboro Red.

37) Marlboro is by far the best selling international tobacco brand and remains iconic. PMI would not be PMI without Marlboro but, at the same time, PMI is much more than Marlboro alone.

As you can see on this slide, our brand portfolio contains seven of the top 15 international brands, including Marlboro. The volume of our other six brands, namely L&M, the Philip Morris brand, Bond Street, Chesterfield, Parliament and Lark totaled 265 billion units in 2007. This is more than the total volume of Japan Tobacco’s Mild 7, Winston and Camel brands.

38) This global leadership and presence is the foundation of our superior performance as it provides us with a comprehensive understanding of both global and individual market consumer trends.

39) We are able to reach our consumers through efficient distribution networks, supplemented by our excellent focused sales teams.

40) We generate economies of scale across the value chain of our industry, including purchasing, manufacturing, distribution, marketing and R&D.

41) The size of our key brands allows us to develop and implement impactful and global, cost-effective marketing programs.

42) Our superior infrastructure encompassing 160 countries provides us with an excellent platform for the geographic expansion of these brands.

43) We have the flexibility to redeploy our resources to those markets where the impact of such investments generates the highest returns.

44) And last but not least, our leading position in the higher margin premium segment creates tremendous operating cash flows which are key to generating superior returns for our shareholders.

45) We do not intend to rest on our laurels. We have put in place a comprehensive set of strategies to secure PMI’s long-term growth. Enhanced consumer understanding and innovation will reinforce our brand portfolio and improve our volume and market share performance going forward.

46) We will expand geographically through new market penetration and acquisitions, such as our recent entries into Algeria and Bangladesh and our acquisitions in Colombia and Indonesia.

47) We will also reinforce our position in all profitable consumer segments, particularly those where we are currently under-represented.

48) We will continue to improve our margins through optimal pricing decisions.

49) We will seek a regulatory regime governing our industry that is comprehensive, fair, and science based and a fiscal regime that is equitable and reasonable.

50) We will boost our organizational effectiveness and speed to market and generate further productivity savings.

51) We will attract, motivate and retain the best global talent; and

52) Last, but by no means least, we will use our strong and increasing operating cash flow and balance sheet strength to offer increased shareholder returns beyond those that are generated by our earnings’ growth alone, while retaining ample financial flexibility to further grow the business.

53) So what do we intend to do to enhance the performance of our terrific stable of brands?

Let me first outline the portfolio segment opportunities that we believe exist, to provide appropriate context to our new product plans and positioning. Our objective is to reinforce our leading position or address segments where we are currently under-represented.

Please keep in mind our 25.2% share of the international market excluding China as a reference.

54) We are the clear leaders in the premium segment, both in OECD and non-OECD markets excluding China, with some 50% segment share in both.

55) We have achieved a good base for further growth with a segment share of over 20% in the mid-price segment as well as in the low-price segment in OECD markets, where margins are attractive.

56) In terms of flavor segmentation, we have secured a strong position in the full flavor segment in OECD markets and in the “lights” segment worldwide. However, we are currently under-represented in the ultra light flavor segment in both OECD and non-OECD markets.

57) Menthol is a segment that we estimate has been growing at an annual rate of 3%. With a 38% menthol segment share in OECD markets and 28% overall, we are well placed to take advantage of this trend.

58) In terms of format, the traditional diameter cigarette remains the consumer favorite. However, there is an increasing consumer trend towards cigarettes with a slim or super-slim diameter in a number of markets, as highlighted on this slide.

59) Our brand portfolio strategy addresses these broad opportunities. Our top priority is to improve the performance of Marlboro through innovation, and to reinforce our premium segment leadership, in particular in the lighter-taste segments.

60) Our optimism with regard to Marlboro’s future growth prospects could not be more robust. Marlboro is the industry icon, which in the eyes of consumers across the globe stands for quality, prestige and a unique flavor promise. It enjoys tremendous trust and respect. Marlboro remains aspirational with an excellent demographic profile.

61) The demographic profile of a brand is an excellent measure of the brand’s inherent aggregate strength. This chart compares 2007 Marlboro’s smoker share in the Legal Age minimum 18 to 24 age group, which I will refer to as “Young Adult Smokers”, shown in red, with the brand’s overall smoker share, shown in blue. In all but one of these 12 key countries across our four geographic regions, namely Germany, the share difference is positive, which augurs well for Marlboro’s outlook.

62) Over the 2003 through 2007 period, Marlboro volume decreased from 320 billion units to 311 billion, representing a 0.7% annual decline. While this is obviously unsatisfactory, it does provide proof of the brand’s resilience given the magnitude of the difficulties we faced in several key markets as Louis mentioned earlier.

63) For example, excluding Germany alone, where Marlboro sales dropped due to downtrading to much lower taxed other tobacco products, as well as low price cigarettes, the volume of Marlboro shipments increased by 9 billion units. This represents an annual growth rate of 0.8%, driven by the brand’s strong performance in emerging markets such as the Philippines, Romania, Russia, Serbia and Ukraine.

64) Having said that, we recognize that we were slow to exploit Marlboro’s participation in the growing trend towards lighter tasting cigarettes in certain Eastern European and Asian markets. Marlboro Gold in particular was affected by the rich flavor perception of its parent in these markets.

65) In addition, although Marlboro continues to outscore competitive brands on virtually all image attributes, consumers expect and want Marlboro to be the industry innovator.

66) So what are our plans going forward?

A key strategy we will pursue is to establish more distinctive identities for Marlboro Gold and Marlboro Green. We will clearly differentiate them from Marlboro Red and increase their appeal to consumer groups and segments that Marlboro has not traditionally addressed, while retaining Marlboro’s unique characteristics and heritage.

67) In this new Marlboro architecture, Marlboro Red’s positioning will continue to be anchored upon its unique rich flavor that represents today’s masculine values of freedom, independence, mastery of one’s destiny and being in charge, focused and driven.

68) Marlboro Gold’s positioning will be refined to become the brand that explores new dimensions in smoking and is progressive, open-minded, casually elegant, inventive and confident.

69) Marlboro Green will be the brand that provides refreshing sensations, is easy-going and extroverted.

70) This new architecture will be established through appropriate packaging upgrades, line extensions, effective consumer communications and continued quality improvements.

We believe that these refinements will reinforce Marlboro’s consumer appeal and enhance its growth prospects.

71) In the recent past, we have intensified our innovation efforts behind Marlboro. These product initiatives, which were essentially anchored on Marlboro Red, have yielded good results individually and have improved the leadership and modernity image of the entire brand family.

72) One of our first innovations was the development and roll out of Marlboro Wides. This is a shorter cigarette with a wider diameter that provides a smoother smoking experience. It is sold in the innovative “lighter pack” and is available in full flavor, “lights” and menthol variants. Based on what we have learnt since its launch, we are currently modifying certain product parameters of Marlboro Wides with a view to rolling out new variants later this year.

73) Marlboro Intense is a rich, flavorful, shorter cigarette, currently being sold nationally in Turkey. Initial results have been positive both in terms of consumer profile and in-switchers from key competitive brands. In the regions where we tested the brand, it rapidly achieved a 0.4 market share with modest cannibalization. We plan to role out Marlboro Intense into several additional markets during 2008.

74) In Indonesia, we launched Marlboro in a kretek version in June, in order to leverage the high awareness and prestige of the core franchise while responding to local taste preferences. Results so far are very good. This is the best performing premium kretek launch in many years. It achieved a 0.3% national share during the fourth quarter of 2007, with a regional high of 0.9% in East Java. Importantly, since the launch of the kretek variant, the rate of growth of the entire Marlboro franchise has accelerated. The overall family reached a market share of 4.6% during the fourth quarter of 2007, a gain of 0.7 share points compared to the same period the previous year.

75) Marlboro Filter Plus is a real break-through product development. It has a unique four chamber filter including a tobacco plug for flavor. It is offered in an innovative slide pack. It builds on the Marlboro heritage while providing a more flavorful alternative to “super” and “ultra” light consumers. It is generally sold at a premium to the Marlboro family.

76) Marlboro Filter Plus has performed strongly in Korea where it was first launched at the end of 2006, helping the brand family achieve a record share of 4.2% in 2007 and an impressive 22% share among Young Adult Smokers.

77) The brand has now been expanded to a further seven markets that are all characterized by a growing consumer trend towards lighter tasting products. Initial results are very positive. For example, Marlboro Filter Plus achieved a monthly 0.8% market share in Moscow less than six months after its launch, and 0.6% in Kiev, one share point in Almaty and a 0.9% market share in Bucharest in just three months. Amongst Young Adult Smokers, the variant has already achieved smoker shares roughly double its market shares. Furthermore, consumer research in Russia indicates that the new variant has enhanced Marlboro’s overall brand image and personality.

Further geographic expansion is planned for 2008 and beyond.

78) To support our leading position in menthol and to expand the franchise, we have developed a range of new Marlboro line extensions that provide new refreshing sensations. Marlboro Ice Mint, launched in June in Japan, achieved a 0.4% market share during the second half of 2007.

79) As shown on this chart, Marlboro Crisp Mint and Marlboro Fresh Mint, which were launched in April in Hong Kong, achieved a 2.6% market share during the fourth quarter of the year.

80) So, we are very excited by our new approach to Marlboro, the positive results and energizing effects of the new products already in the market and the innovation pipeline that we are building.

81) To further grow our share of the global premium segment, we plan to reinforce and geographically expand Parliament and Virginia Slims, which both complement Marlboro.

82) Parliament is a prestige above premium brand that provides a refined smoking experience with its elegant packaging and unique recessed filter. The new packaging and campaign, which you see here, have enhanced the brand’s consumer appeal. Indeed, Parliament’s volume increased by over 3 billion units or 12% last year to reach 31 billion units driven by strong momentum in Korea, Russia, Turkey and Ukraine. In Russia, Parliament is as large a brand as Marlboro and Kent, while in Turkey its market share of 5.9% in 2007 was more than half that of Marlboro.

83) While Parliament is now also available in a slims format, Virginia Slims is our stand alone premium offering in this category. Virginia Slims volume was up 2% last year. This performance was spurred by innovative line extensions. Virginia Slims Noire Menthol, launched in Japan in September, achieved a 0.4% market share during the fourth quarter.

84) The attractive black and white Virginia Slims Uno pack concept is another innovation that is supporting the brand franchise.Virginia

Slims Uno, launched in October, already reached a 0.2% market share in Greece in the fourth quarter, a result that surpassed our expectations. In Romania, the brand family achieved a 0.8% market share and a 22% segment share in 2007 and this is expected to be boosted in 2008 by the recent launch of Virginia Slims Uno.

The successful Virginia Slims franchise is being extended to additional markets.

85) Although we have improved our share of the mid-price segment to reach 22%, we are still under-represented in this important part of the market.

86) We have four terrific mid-price brands in our portfolio, L&M, Chesterfield, the Philip Morris brand and Muratti, with complementary positionings and different geographic strengths. These brands recorded a combined volume of over 180 billion units in 2007, comparable to Imperial’s current total volume excluding Altadis, and are collectively poised for further growth in 2008 and beyond.

87) L&M is our leading mid-price brand and it enjoys wide geographic coverage. Its initial success was driven by strong results in Eastern Europe and more recently in markets as diverse as Egypt, Germany, Poland and Thailand. Indeed, L&M is today the largest brand in the European Union behind Marlboro.

88) While it achieved spectacular results in Eastern Europe, L&M’s volume has declined in this particular geography since 2005, due principally to its full-flavor heritage in the face of a rapid shift in consumer preference for lighter and smoother tasting products.

89) To turn the tide, we repositioned L&M as the progressive international mid-price brand delivering smooth taste. The re-launch began last year in Romania, Russia and Ukraine.

The initial results are fully in line with our expectations particularly in terms of product smoothness, pack modernity and image perception. In-switching is coming from target competitive brands, with the number of Young Adult Smoker in-switchers doubling, and gender demographics becoming more balanced. Given the magnitude of the change, we believe that a full turn around of L&M will take some two years to complete in this important region.

90) With volume growth of 16% in 2007 to 36 billion units, Chesterfield continues to perform very strongly. Its share increased in almost every market, including Italy, up 0.4 points to 3.3%; Spain, up 0.3 points to 9.7%; and Ukraine, up 1.5 points to 6.1%. In Ukraine, Chesterfield now outsells both L&M and Winston.

We are mid-way through the worldwide roll-out of new packaging and a new communications platform for the brand. We are confident that these actions coupled with further geographic expansion will sustain Chesterfield’s growth momentum going forward.

91) Our two other mid-priced brands are also performing well. Philip Morris’ volume rose 3% last year to 37 billion units with strong performances recorded in Argentina, France and Italy.

92) Muratti registered a promising 5% volume growth in 2007 driven primarily by Turkey. As you know, we acquired additional geographic rights to Muratti in late 2006 and plan to expand the brand into these geographies.

93) The low-price segment remains the largest internationally. We have and will continue to reinforce our position in all markets where this segment is profitable. The combined volume of our low-price international brands, Bond Street, Next and Red&White has more than doubled from 30 billion units in 2003 to 66 billion in 2007.

94) We also own a number of vibrant local brands such as Diana in Italy, Delicados in Mexico, A Mild in Indonesia and Boston in Colombia to name just a few.

95) Other Tobacco Products, often tax-driven substitutes for low-price cigarettes, have received greater focus from PMI over the last three years. Our growth momentum is best illustrated by our success in Germany where we have developed a wide range of product innovations. These include the “tobacco block”, which I would describe as the perfect make your own cigarette device. In 2007, we achieved an OTP volume in Germany equivalent to over 5 billion units and our category share surpassed 10% for the first time.

96) More broadly, across the EU, innovations, brand and geographic expansion have driven our estimated category share up from 2 share points in 2004 to 8 share points in 2007, a promising start that highlights our ability to perform strongly beyond our core cigarette expertise.

97) In 2007, PMI accounted for an estimated 15.6% of the international market, and 25.2% excluding China. We are convinced that our strong brand portfolio, coupled with our new consumer based innovation pipeline, our re-energized organization and the benefits derived from our scale and superior infrastructure will enable us to gain market share from our main international competitors. Also, outside China, there is still a 29% share of the international market that is predominantly controlled by smaller scale, local companies.

In the international market, there are still more than five out of every six adult smokers who are consuming brands that are not manufactured and sold by PMI. This represents a formidable potential for growth going forward.

98) In particular, PMI today has small or no presence in four major markets, China, India, Bangladesh and Vietnam, which have a combined cigarette volume of 2.3 trillion units. These markets, which account for some 40% of total international cigarette consumption, represent clear opportunities for further growth in the mid to long-term.

99) Let me now give you a brief update on China and our strategic partnership with the China National Tobacco Company. We are pleased with the progress to date and the relationship of mutual trust that has been established at the most senior level as well as between our respective affiliates. Our joint venture is now operational and we have started the commercialization of Chinese brands in Europe. They will be gradually deployed in several markets around the world. We also finalized the plans for the launch of licensed Marlboro on the Chinese market. This is expected to take place this summer. While we do not foresee a material impact on our volume and profitability in the near future, we believe this long-term strategic cooperation will prove to be mutually beneficial and form the foundation for strong long-term growth.

100) To supplement our organic growth we will continue to seek out attractive acquisition opportunities. PMI has an excellent track record in acquiring and integrating companies. Our businesses in Central Europe, Latin America and in Indonesia are excellent illustrations. While I will not provide specific examples, rest assured that we will continue to assess potential opportunities across the globe in both the cigarette and other tobacco categories that meet our stringent financial and strategic criteria.

101) Another central element of our strategy is to successfully deal with the challenges and opportunities posed by evolving regulatory and fiscal environments.

102) For the near term, we expect that the regulatory focus will continue to be on the traditional areas of marketing, health warnings, including graphic ones, public smoking bans and descriptors. In the longer term, we expect the focus will gradually shift towards the product, including ingredients, smoking constituent levels and related performance standards. These matters constitute largely un-chartered territory for regulators, and we see a good opportunity for PMI to provide expertise and comprehensive solutions as a result of our transparent and supportive approach to reasonable regulation.

103) Regulation is of course not new to PMI. Many of our markets such as Australia, France, Italy, Korea, Malaysia and Thailand, to name a few, have been heavily regulated for many years and we have competed very successfully in such markets, significantly increasing our market share and profitability.

In fact we believe that, given our public affairs expertise, unparalleled R&D capabilities, state of the art manufacturing facilities and ability to anticipate regulatory trends and integrate them into our long term business plans, we are in a strong position to compete successfully.

104) We see regulation as a means to create a level playing field, requiring all manufacturers and all products to comply with the same high standards and we believe regulation can help address the problem of both illicit trade and youth smoking.

This does not mean that we will accept each and every regulatory proposal. We will vigorously defend our right to commercialize products that adult consumers enjoy and our ability to communicate directly with these consumers. And we will oppose product regulation, where sound scientific evidence indicates it is very unlikely to foster harm reduction.

105) We believe that an effective tobacco control policy must incorporate harm reduction through the product.

106) We are therefore vigorously pursuing the development of products that we hope will substantially reduce the risk of diseases, as well as the creation of risk measurement methods to reduce the product assessment cycles, which today are limited to long term epidemiological studies. We believe both are achievable. We are also seeking regulatory frameworks to support the development, evaluation, commercialization and risk categorization of such products.

107) We are encouraged that leading countries in the field of tobacco regulation are beginning to recognize the need for such an approach. We hope that, in the near future, adult smokers who do not choose to quit tobacco usage will have the opportunity and the right to choose from a selection of products that, following appropriate government review, have been deemed to present less risk of disease than conventional products.

108) Regarding the fiscal outlook, as Louis mentioned, we do see an improved, fairer and more predictable excise tax environment going forward.

109) There is a clear trend in most countries towards excise tax structures that do not discriminate or discriminate less against premium products and are more consistent with public health views that all tobacco products should be taxed at the same level. 22 of our top 25 OCI markets have in place effective Minimum Excise Taxes, a Minimum Retail Price mechanism or very high specific tax structures, which are much more conducive to fiscal predictability.

110) Indonesia, for example, introduced a specific element in its excise tax system for the first time in 2007 and earlier this year increased this amount while reducing the ad-valorem component as part of a planned excise tax restructuring program.

111) Russia also made important changes to its excise tax system in three key respects. First, through the introduction of the Minimum Excise Tax concept in 2005 as a percentage of the net ex factory price. Second, through the introduction of a specific MET in January 2007. And, third, through the government’s commitment for a predominantly specific excise tax regime for the next three years.

112) PMI has developed a world class R&D organization and is completing a dedicated new research center in Neuchatel, Switzerland. PMI will have the rights outside the USA to all developments that have taken place under the former PM USA and PMI R&D umbrella.

113) One of the key tasks of our R&D and product development team is the development of an expanded pipeline of innovative products. We have excellent capabilities in the key areas of blending, packaging and cigarette and filter construction for conventional products.

114) The second key task is quality assurance and regulatory compliance, both of which play an increasingly important role in our more highly regulated environment. We believe that we have developed a competitive edge in this field.

115) R&D is of course not only about supporting today’s business. We have hired top scientists to undertake research that we hope will enable us to better understand the mechanism of smoking related diseases as part of our efforts to develop potentially reduced risk products.

116) As you know we have in test market the electronically heated cigarette, “Heatbar”, and we expect to have more types of products ready for testing over the next three years.

117) Going forward, we foresee annual spending on R&D to be approximately $300 million, split roughly evenly between conventional products and next generation products.

118) I’ll now turn the floor over to Hermann who will present our cost reduction and productivity initiatives and the financial strategy we will pursue to enhance shareholder returns.

[Remarks by Mr. Waldemer]

Thank you, André.

119) Let me start first with a review of the evolution of our reported operating income per thousand cigarettes. This has grown since 2003 from $8.42 to $10.44, representing a compound annual growth rate of 5.5%. Marlboro’s marginal contribution increased at an even more impressive rate of 9.5%.

120) Moreover, during this period, in spite of our strong growth in lower margin emerging markets, our operating margin has increased slightly, reaching 40% on an adjusted basis in 2007.

How do we stand today in comparison with our peers? Our adjusted operating margin is some 10 percentage points higher than that of BAT and Japan Tobacco. Once Imperial has integrated Altadis into its numbers, we will be best in class and going forward our goal is to widen the gap further versus our peers.

121) On the cost side, let’s compare hard numbers that are not influenced by allocations or accounting treatments and therefore look at total operating cost straight from the respective reported income statements of the four major international cigarette companies.

Despite our focus on higher cost premium brands, we are already today almost at par with Imperial in terms of average operating costs per thousand cigarettes. Japan Tobacco’s costs are 12% higher and BAT’s costs are 21% higher than our $16.40.

122) My next point of comparison is efficiency in manufacturing.

PMI has the best manufacturing footprint in the industry with an average volume of 18 billion units per factory today. This compares to 13 billion per factory for BAT and Imperial.

123) We have achieved this through our sourcing strategy and restructuring actions that have included investments to expand and improve key factories, particularly in Asia, Central and Eastern Europe and Turkey, the consolidation of production in the Czech Republic, the closure of our factory in Hungary and the closure of our leaf processing facility in Virginia. We are currently in the process of closing our Munich factory.

124) Our top ten factories produce 60% of our worldwide volume and our top five factories have a capacity equal to the entire volume of Imperial and Altadis combined. Our state of the art Western European factories in Bergen-op-Zoom (Netherlands) and in Berlin focus on long production runs.

125) Our four low-cost Central European EU factories absorb the more complex and shorter production runs. The average output in these four factories will increase to 31 billion cigarettes by 2010 compared to 12.5 billion back in 2004.

126) We have generated significant productivity gains in manufacturing and are relentlessly continuing these efforts. In spite of the resourcing of 57 billion units from PM USA to PMI, which by itself will generate $179 million of annual cost savings by 2009, we expect to have reduced our fixed manufacturing headcount by 30% over the 2004 to 2010 period.

127) This will drive a forecast 14% reduction in our fixed costs per thousand over the same time period.

Major efficiency improvements are being generated by the implementation of what we call the “Clustering Model”, whereby we group specific activities, such as operations planning, procurement and supply chain and product development, in selected factories. This model enables us to provide better brand support and increase speed to market, to foster synergies and best practices, to eliminate duplication and therefore reduce manufacturing costs.

128) Going forward, we see significant productivity savings from a new focus on eliminating non strategic SKU’s that do not provide adequate returns. Our aim is not only to reduce the number of variants, but also to streamline product specifications, blends and non-tobacco materials. In addition to generating cost savings, we will thus reduce working capital requirements as well as capital expenditures on equipment.

129) Overall, the net cumulative effect of these manufacturing initiatives and savings by 2010 is expected to be approximately $850 million.

We, however, anticipate some offsetting cost increases. We project leaf costs to cumulatively increase by $425 million and direct materials increases of $125, million totaling $550 million over the same period.

130) One issue is the indirect local currency impact on the Dollar denominated price of tobacco leaf. For example, the strengthening of the Brazilian Real had a negative impact of $56 million on our 2007 cost basis, which was not captured in our currency variance.

131) Let me now turn to our third area of focus: G&A and procurement, where we are increasing organizational effectiveness and will deliver further cost savings in three main areas.

First, we have eliminated some 400 positions in Switzerland and our regional headquarters in Hong Kong and New York and have transferred 100 positions back out to the markets for a net saving of 300 positions, in line with our decision to empower the markets with greater resources and more decision authority.

132) Second, we have developed and deployed Shared Service Centers for our Finance, Human Resources and Procurement functions.

133) Third, we have deployed a standardized and worldwide integrated SAP network, combined with established centers of expertise.

134) Fourth, we will further optimize our selling and promotional expenses.

135) These four initiatives are expected to generate cumulative savings of over $450 million over the next three years.

136) Finally, let me share with you our three-year cost strategy for the EU Region. This strategy includes specific spending and cost saving targets for the region and each individual market to substantially reduce our back office infrastructure.

This strategy is expected to generate $250 million of cumulative cost savings over the next three years.

137) These combined initiatives are expected to generate gross savings of more than $1.5 billion and net savings of one billion Dollars, which will allow us to judiciously re-invest into the growth of our business, cover other cost increases and deliver robust earnings growth.

138) Let me now focus on capital structure, cash flow and shareholder return.

139) We will pursue prudent financial policies to secure solid investment grade ratings. We have obtained PMI’s credit ratings from the agencies. I am pleased to inform you that they are A2 / A / A+.

140) PMI has secured committed revolving and term credit facilities of $9.1 billion in total. Shortly after the spin-off is effective, we will start our US and European commercial paper programs. We also intend to term out a significant portion of our debt by accessing the global capital markets in 2008 and 2009.

141) PMI is generating outstanding cash flows. Our operating pro-forma cash flow was $5.4 billion in 2007 and it is expected to reach a cumulative total of about $22 billion over the next three years, representing an average annual increase of 10 to 12% a year, driven by higher net earnings and tight management of our working capital requirements. In addition, we expect capital expenditures going forward to match our depreciation and amortization.

142) This strong cash flow, supplemented by borrowings, will be used to fund dividends, share repurchases, acquisitions and other investments in the business.

Our dividend policy anticipates a pay-out ratio of 65%. The initial quarterly dividend rate has been set at $0.46 per share.

The Board of Directors authorized in January a share repurchase program of $13 billion over two years.

As a result, in total, we expect to return approximately $21 billion to our shareholders over the next 2 years.

143) This brings me to one of the key charts that deserves repetition: our financial and volume growth expectations.

As announced in January, we project 2008 diluted earnings per share to grow by approximately 12% to 14% at the then at prevailing exchange rates from a 2007 pro-forma adjusted base of $2.78. It is still early in the year, but if exchange rates stay were they are now, our EPS growth rate could well exceed our guidance by up to two percentage points. However, it would be imprudent to call this now and we will revise our guidance if necessary as the year unfolds.

144) Based on our strengths, our strategies and our assessment of the improving business environment going forward, we expect to achieve the following longer term growth rates:

•	Revenue growth of, net of excise taxes, 4 to 6% a year on average with cigarette shipment volume increasing 1 to 2% a year;

•	Operating income growth of 6 to 8% a year on average; and

•	EPS growth in a range of 10 to 12% a year on average.

145) We strongly believe that these are realistic and achievable targets. I would nevertheless like to outline some of the potential upsides and downsides that go along with this outlook.

Exchange rates can have a substantial impact and, of course are hard to predict. For example, every one Euro cent movement up or down has an impact of approximately $20 million on our OCI at today’s rates.

146) Potential threats or downside risks include:

•	Temporary market disruption from an unexpectedly large excise tax increase, though we believe most governments have understood that more moderate excise tax increases promote market stability and revenue generation;

•	More aggressive price competition; and

•	Higher than expected raw material costs, particularly for tobacco leaf. As I mentioned earlier, we have built in $425 million in higher leaf costs in our forecasts.

147) We believe that these risks are balanced by a number of potential opportunities or upsides:

•	First, margins could be enhanced by a more favorable pricing environment, faster than expected consumer uptrading in emerging markets or greater than expected productivity savings; and

•	Second, there remain a number of markets, where we have little or no presence, the largest of which are China and India; and

•	Third, we see a number of attractive acquisition targets around the world.

148) Let me conclude by reiterating the key reasons why we believe that Philip Morris International represents a compelling investment:

We are the global leader and have the greatest scale. We lead by every measure, be it volume, revenue, profitability or market presence.

149) We have achieved an excellent geographic balance between mature and emerging markets, with clear opportunities for further profit expansion in the former and profit and volume expansion in the latter.

150) We have a world class brand portfolio, led by the only truly global brand, Marlboro, and containing a total of seven of the top 15 international brands.

151) With 15.6% of the world market, PMI has significant opportunities for further volume expansion, which will be driven by innovation, consumer uptrading to our leading premium brands in emerging markets and geographic expansion.

152) I have described for you our productivity initiatives that we expect to drive net cost reductions of $1 billion by 2010.

153) Our tremendous cash flow is forecast to reach around $22 billion over the next three years.

154) We plan to return some $21 billion in cash to our shareholders over the next two years.

155) And we expect to achieve 10% to 12% longer term growth in Earnings per Share, which we believe will measure up well not only against our tobacco peers but against other leading global consumer packaged goods companies.

156) Ladies and gentlemen, thank you for your interest in our company. Louis, André and I will now be happy to answer your questions.

A Compelling Investment New York March 11, 2008 PMI-Selected Slides PMI-Selected Slides

Strong Track Record 100% 1,200% 1988 2007 OCI Volume OCI = 1,178% Volume = 254% Source: PMI Financials

2007 OCI Performance
2007 OCI Performance
Source: PMI Financials
(%)
A reconciliation of reported OCI to adjusted OCI will be included in slides posted to www.altria.com
Increase in Constant Currency
7.9%
4.3%
0
10
1st Half 2nd Half

Operating Companies Income Reconciliation
Operating Companies Income Reconciliation
(U.S. Dollars in millions)
First Half Second Half
2007 2006 % Change 2007 2006 % Change
Reported Operating Companies Income 4,394 $ 4,106 $ 7.0% 4,528 $ 4,352 $ 4.0%
Adjustments:
Remove asset impairment and exit costs 138 23 57 103
Remove Italian antitrust charge 61
Remove gain on sale of business (488)
Remove impact of divestitures and acquisitions (29) (7)
Add impact of currency movements 183 288
Adjusted Operating Companies Income 4,532 $ 4,344 $ 4.3% 4,585 $ 4,248 $ 7.9%

2007 Volume Non OECD 54% OECD 46% 2007 OCI OECD 67% Non OECD 33% Geographical Balance OECD Non-OECD (a) (a) Excluding PRC and duty-free Source: PMI Financials (a)

Outlook • 2008 EPS growth: 12-14% Longer term annual growth targets: • Volume: 1-2% • Net revenues: 4-6% • Operating income: 6-8% • EPS: 10-12%

PMI vs. Competition (2006)

835
290
0 1,000
IMT
JT
BAT
PMI
2006 Volume
2.6
3.5
6.1
2.2
0 7
IMT
JT
BAT
PMI
2006 Net Earnings
($bio) (bio)
(a) Assumes JT’s acquisition of Gallaher effective January 1, 2006
(b) Assumes Imperial’s acquisition of Altadis effective January 1, 2006
Sources: For volumes, company annual reports.  BAT, JT and Altadis net earnings from Fortune Global 500; Gallaher and
Imperial net earnings from their respective company reports. PMI from Financials.
(a)
(a)
(b)
(b)

Estimated Market Shares (2007)
- 2 10 21 Imperial
(c)
3 17 22 15
Japan
Tobacco
(c)
53 15 20 16 BAT
30 18 22 39 PMI
Latin
America Asia
(b)
EEMA
(a)
EU (%)
(a) Excluding duty-free
(b) Excluding the PRC
(c) Assumes JT’s acquisition of Gallaher and Imperial’s acquisition of Altadis were effective as of January 1, 2007
Source:
PMI data from
GIMS. BAT data derived from 2007 company report. JT and Imperial data derived from 2006 company reports using
PMI estimates of 2007 evolution.

Top 15 International Brands
(bio)
Source: 2007 competitive data derived by PMI from 2006 company reports using PMI estimates of 2007 evolution. Competitive data for BAT Global Drive Brands from 2007 company report. PMI data from financials

36

311
0 50 100 150 200 250 300 350
Lark
Parliament
LD
Dunhill
Chesterfield
Bond Street
Philip Morris
Camel
Viceroy
Pall Mall
Kent
L&M
Winston
Mild 7
Marlboro
PMI
BAT
JT

Portfolio Opportunities – Price Segments
PMI 2007 Segment Shares
9 21 12 Low
21 22 22 Mid
49 56 52 Premium
(b)
NON-OECD
(a)
OECD
(a)
Total
(a)
(%)
(a) Excluding PRC and duty-free
(b) Including above premium
Source: PMI GIMS
Reference: PMI International Market Share excl. PRC: 25.2%

Portfolio Opportunities – Flavor Segments
PMI 2007 Segment Shares
20 19 19
Super
Lights
(b)
30 37 33 Lights
16 36 22 Full Flavor
NON-OECD
(a)
OECD Total
(a)
(%)
(a) Excluding PRC and duty-free
(b) Including “ultra lights”
Source: PMI GIMS
Reference: PMI International Market Share excl. PRC: 25.2%

Portfolio Opportunities – Menthol
(a) Excluding PRC and duty-free
Source: PMI GIMS
(%)
(a) (a)
CAGR: 3%
(bio)
Estimated Menthol Market
(a)

0

2003 2007
Estimated PMI Segment Share
38
28
0
50
OECD Total

Portfolio Opportunities – Slims
1 6 5 Japan
5 7 2 (b) Ukraine
Slims Share of Market (a)
7 9 2 Russia
6 11 5 Poland
4 pp 38 34 Korea
Variance 2007 2003 (%)
(a) Including extra and super slims
(b) 2004
Source: PMI GIMS

2007 Marlboro Smoker Profiles
Saudi
Arabia
EU EEMA Asia
LA
(%)
Source: PMI General Consumer Tracking Survey for 2007
(b)  Research carried out in key regions, representing approximately 64% of total market
(a)  Data for Q4 based on new research methodology
0
70
Italy France Greece Germany Poland Turkey Ukraine Japan
(a)
Korea Mexico Brazil
(b)
LA (min 18) - 24
LA (min 18) - 64

International Share Opportunities
25.2%
20.2%
17.2%
8.7%
28.7%
15.6%
12.5%
10.6%
55.9%
5.4%
PMI
BAT
JT
IMT
Other PMI
BAT
JT
IMT
Other
International Market
(a)
International Market excl. PRC
(a)
(a) Assumes JT’s acquisition of Gallaher and Imperial’s acquisition of Altadis were effective as of January 1, 2007
Source: 2007 competitive data derived by PMI from 2006 company reports using PMI estimates of 2007 evolution and BAT 2007 company report. PMI data from GIMS.

Indonesia – Excise Taxes
Jan. 2008-
March-Dec.
2007
2003-Feb.
2007
Excise Tax Rates
18% +35 IDR/stick 22% +7 IDR/stick 22%
Hand made
Kretek Tier 1
(c)
36% +35 IDR/stick 40% +7 IDR/stick 40%
Machine made
Kretek Tier 1
(b)
34% +35 IDR/stick 40% +7 IDR/stick 40% White Tier 1
(a)
(a) e.g. Marlboro Red
(b) e.g. Sampoerna A Mild 16
(c) e.g. Dji Sam Soe 12
Source: Indonesian Ministry of Finance Regulation Number: 134/PMK.04/2007.

Operating Performance ($/000) (%) Source: PMI Financials CAGR: 5.5% CAGR: 9.5% PMI Operating Income per 000 8.42 10.44 0 12 2003 2007 Marlboro Margin per 000 100 144 0 50 100 150 2003 2007

Adjusted Operating Margins
Source: PMI Form 10; BAT 2007 Company Report; Imperial 12 months ending Sep. 20, 2007 (excludes Altadis); JT 9 months ending Dec. 2007 (cigarette business only).
(%)
45
40
30
29
0
50
Imperial PMI BAT JT

Total Operating Cost per 000 cigarettes
15.8
16.4
18.4
20.7
0
25
Imperial PMI JT BAT
($/000)
Source: PMI Form 10; BAT 2007 Company Report; Imperial 12 months ending Sep. 20, 2007 (excludes Altadis); JT 9 months ending Dec. 2007 (cigarette business only).

Forecast Cumulative Operating Cash Flow (2008-10) 0 25 2008 2009 2010 ($ bio) 6.6 13.9 21.7